UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): May 13, 2013

MOTORCAR PARTS OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962
(State or other jurisdiction of incorporation or organization)	(Commission File #)	(IRS Employer Identification No.)

2929 California Street, Torrance, CA 90503
(Address of principal executive offices)

(310) 212-7910
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with his retirement as a consultant to the Company effective March 31, 2013, on May 13, 2013, Motorcar Parts of America, Inc., a New York corporation (the “Company”), entered into the Mel Marks Agreement, dated and effective as of March 31, 2013, among the Company,  Mel Marks, a member of the board of directors of the Company, and Melmarks Enterprises LLLP, a Florida limited liability limited partnership (the “Agreement”).  The Agreement sets forth certain compensation for Mr. Marks, which includes (1) $350,000 for Mr. Marks’ past services in his prior role as a consultant to the Company, (2) $300,000 payable ratably on a monthly basis during the period commencing on March 31, 2013 and continuing through and including March 31, 2014, and (3) commencing on April 1, 2013, fees at the rates and terms applicable to other non-employee directors of the Company if Mr. Marks serves as a director after March 31, 2013.

The Agreement also prohibits any sales by Mr. Marks of shares of the Company’s common stock unless made pursuant to (1) a Rule 10b5-1 sales plan with respect to the sale by Mr. Marks of at least 50% of the shares held by him over a one-year period following the establishment of such plan, which shall be entered into by Mr. Marks during the next open “window period” under the Company’s insider trading policy for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (2) the Right of First Refusal Agreement, dated May 3, 2012, among the Company, Mr. Marks and Melmarks Enterprises LLLP (the “Right of First Refusal Agreement”), except with respect to the Right of First Refusal Agreement, the Company waives its right of first refusal to purchase shares of its common stock under the agreement in connection with the sale by any lender of shares received by such lender upon its enforcement of rights pursuant to a pledge in a bona fide borrowing transaction and in connection with any gift, donation or other transfer of shares without consideration.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

10.1	Mel Marks Agreement, dated and effective as of March 31, 2013, among Motorcar Parts of America, Inc., Mel Marks and Melmarks Enterprises LLLP.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.:

Dated: May 16, 2013	By:	/s/ David Lee
David Lee
Chief Financial Officer

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